                                                 Exhibit 99.1

    TECHNOLOGY RESEARCH CORPORATION SUED BY TOWER MANUFACTURING CORPORATION ALLEGING PATENT INFRINGEMENT

CLEARWATER, FLORIDA, May 17, 2006 - Technology Research Corporation (TRC), (NASDAQ-TRCI), announced today that it would vigorously defend itself against patent infringement claims recently made by Tower Manufacturing
Corporation against TRC in the United States District Court for The District of Rhode Island.   Tower alleges
infringement of its patent on a "Mini Appliance Current Interrupter" and seeks an injunction and monetary damages.

TRC believes that the allegations are without merit and that the suit was filed in direct response to TRCs
August 4, 2005 patent infringement lawsuit against Tower Manufacturing Corporation in the United States District
Court for the Middle District of Florida.  TRC alleges that Tower infringes TRC's United States Patent No.
6,292,337 covering LCDI technology in that suit.

Technology Research Corporation designs, manufactures and markets electrical safety products that save lives, protect people from serious injury from electrical shock and prevent electrical fires in the home and workplace.
These products have worldwide application.  The Company also supplies power monitoring and control equipment to the United States Military and its prime contractors.

"Safe Harbor" Statement:  Certain statements made in this press release are forward looking in nature and, accordingly, are subject to risks and uncertainties.  The actual results may differ materially from those described or contemplated.

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